Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES RESULTS FOR
SECOND QUARTER 2020 AND DECLARES QUARTERLY DIVIDEND

Houston, Texas (Thursday, August 6, 2020) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced operational and financial results for the three months ended June 30, 2020 and declared a quarterly cash dividend of $0.24 per common share.

•Reported net earnings of $3.5 million, or $0.82 per diluted common share, on revenues of $152.3 million for the second quarter of 2020, compared to net earnings of $0.1 million on revenues of $484.4 million for the second quarter of 2019.

•Incurred inventory liquidation gains of approximately $6.0 million during the second quarter of 2020 as a result of the recovery in crude oil prices following the dramatic decline in the market price of crude oil that began in early March, substantially due to decreased global demand and subsequent oversupply driven by the global COVID-19 pandemic.

•Reported net cash used in operating activities of $6.6 million for the second quarter of 2020, compared to net cash provided by operating activities of $12.7 million for the second quarter of 2019. The decrease was primarily driven by changes in working capital due to a reduction in the market price of crude oil.

•Reported adjusted net losses of $0.8 million, or $0.18 loss per diluted common share, for the second quarter of 2020, compared to adjusted net earnings of $0.6 million, or $0.13 of earnings per diluted common share, for the second quarter of 2019.

•Reported adjusted cash flow $1.9 million for the second quarter of 2020, versus $5.0 million for the second quarter of 2019.

Adjusted net (losses) earnings, adjusted (losses) earnings per diluted common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables below.

Additional Highlights for Q2 2020

•Announced on May 17, 2020 and closed on June 26, 2020 Service Transport Company’s ("Service Transport"), Adams' transportation subsidiary, purchase of substantially all of the assets of CTL Transportation, LLC ("CTL"), a subsidiary of Comcar Industries, Inc. The acquisition grew Service Transport's collective fleet size through the addition of approximately 163 tractor trailer trucks and 328 trailers, and expanded its footprint of operations into Florida, Georgia, Illinois, Missouri and Ohio.

•Maintained strong financial flexibility at June 30, 2020, with no short- or long-term debt and $70.2 million in cash and cash equivalents. Cash and cash equivalents were $87.4 million at March 31, 2020.

•Adam’s crude oil marketing subsidiary, GulfMark Energy, Inc. (“GulfMark”), marketed approximately 81,152 barrels per day (“bpd”) of crude oil during the second quarter of 2020, compared to 101,884 bpd during the second quarter of 2019 and 109,253 bpd during the first quarter of 2020. GulfMark held 519,927 barrels of crude oil inventory at June 30, 2020, compared to 494,812 barrels at March 31, 2020.

•The collective fleet of Service Transport traveled approximately 3.890 million miles during the second quarter of 2020, compared to 5.639 million miles during the second quarter of 2019 and 5.240 million miles during the first quarter of 2020.

•Adams’ stock (NYSE AMERICAN: AE) was added to the Russell 3000® Index and Russell 2000® Index effective June 29, 2020. The Company expects that joining the indexes will drive increased awareness among institutional investors and additional liquidity in the trading of its shares.

Kevin J. Roycraft, Adams’ Chief Executive Officer, commented, “We are pleased with our overall performance given the challenging backdrop brought on by the COVID-19 pandemic and global decline in crude oil demand. These events have driven an unprecedented slowdown in global economic activity and disrupted historical supply and demand patterns. While this resulted in a decline in demand for our crude oil marketing operations and transportation services during the second quarter, we were able to mitigate these declines through operational efficiencies, pricing flexibility and product diversification.”

“Both GulfMark and Service Transport saw a noticeable improvement in customer activity levels in the latter half of the second quarter after seeing significant declines at the end of the first quarter and beginning of the second quarter of 2020. In this volatile environment, we remain squarely focused on ensuring we maintain maximum flexibility in our operations and effectively controlling our cost structure.”

“I am very proud of the entire Adams’ team for their commitment to safety and customer satisfaction as we provide essential services that keep this country moving.”

Capital Investments and Dividends

During the second quarter of 2020, the Company spent capital of $9.1 million for the purchase of substantially all of the assets of CTL, as well as $0.7 million for leasehold improvements and other equipment. In addition, Adams paid dividends of $1.0 million ($0.24 per common share).

Adams’ Board of Directors has declared a quarterly cash dividend for the second quarter of 2020 in the amount of $0.24 per common share, payable on September 18, 2020 to shareholders of record as of September 4, 2020. Adams’ has consistently paid a dividend since 1994, or more than 25 years.

Outlook

Mr. Roycraft concluded, “Over the past couple of months we have been pleased to see overall improvement in our customer’s activity levels. We currently expect this trend will continue but also recognize there will be ongoing volatility in the marketplace until the COVID-19 pandemic has effectively ended and the global economy begins to recover more fully. We believe our proven business model and strong balance sheet – including a substantial cash balance and no debt – places us in a unique position for both near and long-term success. Supporting our efforts is what I believe to be one of the best teams in the business, and I want to thank all of our employees for their continued efforts as we work together safely and provide our customers unsurpassed service quality and reliability.”

Use of Non-GAAP Financial Measures

This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net (losses) earnings and adjusted (losses) earnings per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management believes these measures are useful indicators of the financial performance of our business and uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

About Adams Resources & Energy, Inc.

Adams Resources & Energy, Inc. is primarily engaged in the business of crude oil marketing, transportation and storage, tank truck transportation of liquid chemicals and dry bulk through its two subsidiaries, GulfMark Energy, Inc. and Service Transport Company, respectively. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Marketing	$140,141	$467,040	$477,362	$896,801
Transportation	12,145	17,393	28,401	32,800
Total revenues	152,286	484,433	505,763	929,601

Costs and expenses:
Marketing	131,454	463,774	484,319	884,315
Transportation	10,888	14,436	24,073	27,537
General and administrative	2,731	2,582	5,625	5,266
Depreciation and amortization	4,278	4,284	8,751	7,873
Total costs and expenses	149,351	485,076	522,768	924,991

Operating (losses) earnings	2,935	(643)	(17,005)	4,610

Other income (expense):
Gain on dissolution of investment	—	75	—	573
Interest income	144	731	509	1,387
Interest expense	(68)	(117)	(218)	(182)
Total other income (expense), net	76	689	291	1,778

(Losses) Earnings before income taxes	3,011	46	(16,714)	6,388
Income tax benefit (provision)	492	(40)	8,790	(1,474)

Net (losses) earnings	$3,503	$6	$(7,924)	$4,914

(Losses) Earnings per share:
Basic net (losses) earnings per common share	$0.83	$—	$(1.87)	$1.16
Diluted net (losses) earnings per common share	$0.82	$—	$(1.87)	$1.16

Dividends per common share	$0.24	$0.24	$0.48	$0.46

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$70,215	$112,994
Restricted cash	7,982	9,261
Accounts receivable, net of allowance for doubtful accounts	67,455	94,534
Inventory	19,837	26,407
Derivative assets	26	—
Income tax receivable	10,005	2,569
Prepayments and other current assets	1,297	1,559
Total current assets	176,817	247,324

Property and equipment, net	69,280	69,046
Operating lease right-of-use assets, net	8,599	9,576
Intangible assets, net	4,491	1,597
Cash deposits and other assets	2,147	3,299
Total assets	$261,334	$330,842

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,410	$147,851
Accounts payable – related party	6	5
Derivative liabilities	14	—
Current portion of finance lease obligations	2,482	2,167
Current portion of operating lease liabilities	2,159	2,252
Other current liabilities	11,167	7,302
Total current liabilities	99,238	159,577
Other long-term liabilities:
Asset retirement obligations	1,598	1,573
Finance lease obligations	4,647	4,376
Operating lease liabilities	6,442	7,323
Deferred taxes and other liabilities	7,519	6,352
Total liabilities	119,444	179,201

Commitments and contingencies

Shareholders’ equity	141,890	151,641
Total liabilities and shareholders’ equity	$261,334	$330,842

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	June 30,
	2020	2019
Operating activities:
Net (losses) earnings	$(7,924)	$4,914
Adjustments to reconcile net (losses) earnings to net cash
provided by (used in) operating activities:
Depreciation and amortization	8,751	7,873
Gains on sales of property	(140)	(434)
Provision for doubtful accounts	(24)	(36)
Stock-based compensation expense	304	197
Deferred income taxes	(1,534)	1,012
Net change in fair value contracts	(12)	19
Gain on dissolution of AREC	—	(573)
Changes in assets and liabilities:
Accounts receivable	27,103	11,812
Accounts receivable/payable, affiliates	1	(23)
Inventories	6,570	2,802
Income tax receivable	(4,733)	187
Prepayments and other current assets	262	(271)
Accounts payable	(63,013)	1,505
Accrued liabilities	3,875	3,765
Other	55	999
Net cash provided by (used in) operating activities	(30,459)	33,748

Investing activities:
Property and equipment additions	(2,880)	(13,121)
Asset acquisition	(9,137)	(5,611)
Proceeds from property sales	514	1,287
Proceeds from dissolution of AREC	—	998
Insurance and state collateral refunds	1,129	774
Net cash used in investing activities	(10,374)	(15,673)

Financing activities:
Principal repayments of finance lease obligations	(1,070)	(651)
Payment of contingent consideration liability	(111)	—
Dividends paid on common stock	(2,044)	(1,944)
Net cash used in financing activities	(3,225)	(2,595)

(Decrease) Increase in cash and cash equivalents, including restricted cash	(44,058)	15,480
Cash and cash equivalents, including restricted cash, at beginning of period	122,255	117,066
Cash and cash equivalents, including restricted cash, at end of period	$78,197	$132,546

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Reconciliation of Adjusted Cash Flow to Net (Losses) Earnings:
Net (losses) earnings	$3,503	$6	$(7,924)	$4,914
Add (subtract):
Income tax (benefit) provision	(492)	40	(8,790)	1,474
Depreciation and amortization	4,278	4,284	8,751	7,873
Gains on sales of property	—	(256)	(140)	(434)
Gain on dissolution of AREC	—	(75)	—	(573)
Stock-based compensation expense	170	74	304	197
Early retirement and terminations costs	431	—	431	—
Inventory liquidation gains	(6,031)	—	—	(3,510)
Inventory valuation losses	—	952	18,184	—
Net change in fair value contracts	7	—	(12)	19
Adjusted cash flow	$1,866	$5,025	$10,804	$9,960

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Adjusted net (losses) earnings and (losses) earnings per common share (Non-GAAP):
Net (losses) earnings	$3,503	$6	$(7,924)	$4,914
Add (subtract):
Gain on dissolution of AREC	—	(75)	—	(573)
Gains on sales of property	—	(256)	(140)	(434)
Stock-based compensation expense	170	74	304	197
Early retirement and terminations costs	431	—	431	—
Net change in fair value contracts	7	—	(12)	19
Inventory liquidation gains	(6,031)	—	—	(3,510)
Inventory valuation losses	—	952	18,184	—
Tax effect of adjustments to (losses) earnings	1,139	(146)	(3,941)	903
Adjusted net (losses) earnings	$(781)	$555	$6,902	$1,516

Adjusted (losses) earnings per common share	$(0.18)	$0.13	$1.63	$0.35

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Reconciliation of Adjusted Cash Flow to Net Cash Provided by (Used in) Operating Activities:
Net cash provided by (used in) operating activities	$(6,613)	$12,732	$(30,459)	$33,748
Add (subtract):
Income tax (benefit) provision	(492)	40	(8,790)	1,474
Deferred income taxes	(1,155)	(178)	1,534	(1,012)
Provision for doubtful accounts	—	4	24	36
Early retirement and terminations costs	431	—	431	—
Inventory liquidation gains	(6,031)	—	—	(3,510)
Inventory valuation losses	—	952	18,184	—
Changes in assets and liabilities	15,726	(8,525)	29,880	(20,776)
Adjusted cash flow	$1,866	$5,025	$10,804	$9,960

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